Exhibit 99.1
PRESS RELEASE
Evergreen Solar Announces Second Quarter 2008 Results
Devens Factory Opens as Scheduled
Marlboro, Massachusetts, July 17, 2008 — Evergreen Solar, Inc. (NasdaqGM: ESLR), a manufacturer of String Ribbon™ solar power products with its proprietary, low-cost wafer technology, today announced financial results for the quarter ended June 28, 2008.
Recent Highlights:
•	Began wafer production in Devens 1 and started construction of Devens 2 as planned. By mid 2009, the 450,000 square foot Devens facility will have an annual capacity of approximately 160 MW and is expected be the catalyst for the company achieving sustained and significant profitability early in 2009.

•	Signed long-term take-or-pay panel sales contracts with five customers totaling almost $3.0 billion, at current foreign exchange rates, through 2013. The solar panels for these take-or-pay contracts will be manufactured at our Devens facility and at the company’s next factory, which is expected to open in 2010. To date, Evergreen Solar has contracted approximately 70 percent of Devens expected capacity through 2010 and all of Devens capacity in 2011 through 2013.

•	Received the first silicon shipments from DC Chemical, the company’s largest silicon supplier. Combined with contracts from four other suppliers, the Company has secured enough silicon to grow to approximately 850 MW of production in 2012.

•	Issued approximately $375 million of convertible notes enabling the company to complete the Devens facility, begin construction of our string factory and begin the design and construction stages of our next integrated wafer, cell and panel facility late this year.
Product sales were $18.1 million for the second quarter of 2008, compared to $18.3 million for the first quarter of 2008 and $13.4 million in the second quarter of 2007. Fees from EverQ, Evergreen Solar’s joint venture with Q-Cells A.G. and Renewable Energy Corporation ASA, were $4.6 million for the second quarter of 2008, compared to $4.7 million for the first quarter of 2008 and $2.0 million in the second quarter of 2007. These fees consist of royalties associated with licensing Evergreen Solar’s String Ribbon technology and reimbursement for marketing and sales support provided by Evergreen Solar for EverQ product.

Gross margin was $7.9 million, or 34.7%, for the second quarter of 2008, compared to $7.7 million, or 33.6%, for the first quarter of 2008 and $3.4 million, or 22.3%, in the second quarter of 2007.
Net loss was $8.9 million for the second quarter of 2008, or $0.08 per share, compared to a net loss of $25,000, for the first quarter of 2008 and a net loss of $7.5 million, or $0.09 per share, in the second quarter of 2007. The sequential increase in the net loss was principally due to costs related to the start-up of the Devens facility and ramp down of the Marlboro site, which were $11.3 million in the quarter, compared to $5.3 million in the first quarter.
“We opened the first 80 MW phase of our Devens facility as scheduled in early June and have produced over 350,000 wafers to date using our new generation Quad wafer furnaces. We started with a green field location in early September 2007 and opened this 300,000 square foot facility in 9 months,” said Richard M. Feldt, Chairman, President and Chief Executive Officer. “Within days, we will begin cell and panel production and expect that this phase of Devens will be near its full capacity of about 20 MW per quarter in early 2009. The ramp down of our Marlboro site to a pilot operation is going smoothly and the next 80 MW Phase II expansion of Devens is progressing as planned.
As a result of typical inefficiencies that companies incur in the initial stages of significant capacity changes, our gross margin will be impacted for the remainder of the year, but will return to at least 30% in early 2009,” said Feldt.
Guidance for Third Quarter 2008
Revenue for the third quarter of 2008 is expected to be approximately $24.5 million to $25.5 million, including approximately $4.5 million of selling fees and royalty payments from EverQ.
Gross margin is expected to be in the range of 6% to 8%.
Operating expenses, excluding factory startup costs, are expected to be approximately $12.0 million to $12.5 million. Factory startup costs are expected to be in the range of $8.0 million to $8.5 million, including approximately $2.7 million of accelerated depreciation associated with the Marlboro ramp down. Operating loss is expected to be between $18.5 million and $19.0 million. Net loss is expected to be approximately $12.5 to $13.0 million, or $0.10 per share.
About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets String Ribbon™ solar power products using its proprietary, low-cost wafer technology. The company’s patented wafer manufacturing technology uses significantly less polysilicon than conventional processes. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the company, please visit www.evergreensolar.com. Evergreen Solar® and String Ribbon™ are trademarks of Evergreen Solar, Inc.

Conference Call Information
Evergreen Solar’s management will conduct a conference call at 5:00 p.m. (ET) today to review the Company’s second-quarter financial results. The conference call will be webcast live over the Internet and can be accessed by logging on to the “Investors” section of Evergreen Solar’s website, www.evergreensolar.com, prior to the event. The call also can be accessed by dialing 888-203-7337 or 719-785-1765 (International) prior to the start of the call. For those unable to join the live conference call, a replay will be available from 8:00 p.m. (ET) on July 17 through 8:00 p.m. (ET) on July 24. To access the replay, dial 888-203-1112 or 719-457-0820 (International) and refer to confirmation code 9743264. The webcast also will be archived on the Company’s website.
Safe Harbor Statement
This press release contains forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Evergreen Solar, Inc. (the “company”) cautions you that any statements contained in this press release that are not strictly historical statements constitute forward-looking statements. Such forward-looking statements include, but are not limited to, those related to: the company’s guidance for the third quarter of 2008, including the company’s expectations regarding future revenue, earnings and gross margin performance; the ability to achieve sustained and significant profitability in 2009, the value of the long-term panel contracts with our primarily European customer-base; the timing and costs associated with new factories and future production capacity and related silicon supply. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, including risks associated with the company’s ability to successfully manufacture and sell its products; uncertainties related to government regulations, subsidies and incentives; risks from various economic factors such fluctuations in currency exchange rates given the company’s primarily Euro-denominated sales contracts and other risks and uncertainties identified in the company’s filings with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any such statements to reflect any change in company expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.
CONTACT:
Evergreen Solar, Inc.
Michael El-Hillow
Chief Financial Officer
investors@evergreensolar.com
Phone: 508-251-3311

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

	December 31,	June 28,
	2007	2008
Assets
Current assets:
Cash and cash equivalents	$29,428	$49,634
Marketable securities	70,275	19,174
Restricted cash	41,000	24,000
Accounts receivable, net of allowances for doubtful accounts	9,297	9,133
Grants receivable	5,818	9,557
Inventory	8,094	7,681
Prepaid cost of inventory	—	9,141
VAT receivable, net	10,549	7,891
Other current assets	7,729	8,951

Total current assets	182,190	145,162

Investment in and advances to EverQ	87,894	100,524
Restricted cash	414	236
Deferred financing costs	1,991	1,770
Loan receivable from silicon supplier	21,904	47,247
Prepaid cost of inventory	143,035	157,397
Fixed assets, net	114,641	259,652
Other assets	1,186	2,057

Total assets	$553,255	$714,045

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$57,005	$41,181
Capped call installment premiums due — current portion	—	37,146
Accrued employee compensation	4,875	4,849
Accrued interest	1,969	1,969
Accrued warranty	705	887
Other current liabilities	5,408	11,812

Total current liabilities	69,962	97,844

Subordinated convertible notes	90,000	90,000
Capped call installment premiums due	—	18,001
Deferred income taxes	—	10,317

Total liabilities	159,962	216,162
Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized, 102,252,965 and 152,450,054 issued and outstanding at December 31, 2007 and June 28, 2008, respectively	1,023	1,524
Additional paid-in capital	521,695	630,471
Accumulated deficit	(136,280)	(145,227)
Accumulated other comprehensive income	6,855	11,115

Total stockholders’ equity	393,293	497,883

Total liabilities and stockholders’ equity	$553,255	$714,045

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarter Ended		Year-to-Date Period Ended

	June 30, 2007	June 28, 2008	June 30, 2007	June 28, 2008

Product revenues	$13,407	$18,118	$26,034	$36,377
Royalty and fee revenues	1,985	4,638	3,456	9,326

Total revenues	15,392	22,756	29,490	45,703
Cost of revenues	11,952	14,863	23,221	30,094

Gross profit	3,440	7,893	6,269	15,609

Operating expenses:
Research and development	5,233	5,887	10,368	10,830
Selling, general and administrative	5,447	5,894	10,276	10,886
Facility start-up and equipment write-offs	—	11,281	—	16,562

Total operating expenses	10,680	23,062	20,644	38,278

Operating loss	(7,240)	(15,169)	(14,375)	(22,669)

Other income (expense):
Foreign exchange gains (losses), net	145	(158)	744	3,656
Interest income	2,160	2,735	3,410	5,762
Interest expense	(927)	(46)	(1,836)	(362)

Other income, net	1,378	2,531	2,318	9,056

Loss before equity income (loss)	(5,862)	(12,638)	(12,057)	(13,613)
Equity income (loss) from interest in EverQ	(1,646)	3,716	(1,670)	4,666

Net loss	$(7,508)	$(8,922)	$(13,727)	$(8,947)

Net loss per share (basic and diluted)	$(0.09)	$(0.08)	$(0.18)	$(0.08)

Weighted average shares used in computing basic and diluted net loss per share	82,562	118,327	74,824	113,625